Exhibit 10.4

SECOND AMENDMENT TO THE AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amendment (this “Second Amendment”), dated as of October 11, 2019 by and between LIFETIME BRANDS, INC., a Delaware Corporation (the “Company”) and LAURENCE WINOKER (the “Executive”) shall become effective as of January 1, 2019 (the “Second Amendment Effective Date”) and amends the Amended and Restated Employment Agreement, dated as of September 10, 2015, as amended by an Amendment dated as of November 8, 2017 (the “Employment Agreement”) between the Company and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and the Executive have agreed upon certain changes to the Employment Agreement; and

WHEREAS, pursuant to Section 14(a) of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement as of the Second Amendment Effective Date to provide for these revised contractual terms;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:

1. Section 3 of the Employment Agreement shall be amended as of the Second Amendment Effective Date to delete the first paragraph of Section 3(b) in its entirety and to delete Section 3(b)(i) in its entirety and replace each of the foregoing sections with the following:

“(b) Annual Bonus Opportunity For Years Ending December 31, 2019 and Thereafter. For each year during the Employment Term commencing with the year ending December 31, 2019, the Executive shall receive an Annual Adjusted EBITDA Performance Bonus and an Annual Individual Goal Bonus (each a “Performance Bonus”) determined as follows:

(i) Annual Adjusted EBITDA Performance Bonus For Years Ending December 31, 2019 and Thereafter. For each year during the Employment Term of this Agreement commencing with the year ending December 31, 2019, the CEO shall prepare and deliver to the Executive within ninety (90) days following the beginning of such year an Adjusted EBITDA Performance Bonus Table for such year under which: (A) the Adjusted EBITDA to be achieved by the Company for the Executive to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management of the Company and approved by the Board of Directors of the Company; and (B) the target bonus payable upon achieving 100% of the target Adjusted EBITDA for such year will be 37.5% of the Base Salary payable to the Executive for such year. Similarly, the threshold Adjusted EBITDA for such year will be 84% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 50% of the target bonus for such year consistent with the Adjusted EBITDA Performance Bonus Table for such year. The maximum Adjusted EBITDA for such year will be 116% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 200% of the target bonus for such year, consistent with the Adjusted EBITDA Performance Table for such year. The Executive shall be entitled to receive the sliding scale percentages of the target bonus set forth in the Adjusted EBITDA Performance Table based upon Adjusted EBITDA being more than the threshold Adjusted EBITDA but less than the target Adjusted EBITDA, or more than the target Adjusted EBITDA but less than the maximum Adjusted EBITDA; provided, however, notwithstanding anything to the contrary contained in this Agreement, the Adjusted EBITDA Performance Bonus for any such year will be zero if the Adjusted EBITDA achieved by the Company for such year is less than the threshold Adjusted EBITDA for such year, and in no event will an Adjusted EBITDA Performance Bonus for any such year be more than the maximum target bonus for such year even if the Adjusted EBITDA achieved by the Company for such year exceeds the maximum Adjusted EBITDA for such year.

The Company shall pay in each of the immediate following years to the Executive the Adjusted EBITDA Performance Bonus earned by the Executive for such preceding year within ten (10) days of the Company filing its Annual Report on Form 10-K for such preceding year with the Securities and Exchange Commission (or sooner to the extent necessary to satisfy any requirements of 409A); provided, however, if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Company to deduct the amount of the Adjusted EBITDA Performance Bonus for such year is earlier, the Company shall pay, (A) if the Company can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (B) if the Company cannot determine such amount by the IRS Payment Date, 90% of the Company’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Company can determine such amount. If, however, 90% of the Company’s good faith estimate of such amount is more than the Adjusted EBITDA Performance Bonus for such year, the Executive shall promptly return such excess to the Company as soon as the Company shall notify the Executive of the amount of such excess.

The bonuses payable by the Company to the Executive pursuant to this clause (i) shall be awarded under and subject to the terms of the Company’s 2000 Incentive Bonus Compensation Plan or any successor thereto (the “Plan”); provided, however, if the Company shall determine that such bonuses would not qualify under the terms of the Plan, the Company shall use its best efforts to amend the Plan so that such bonuses would qualify under the terms of the Plan; provided further, however, if the Company is unable to so amend the Plan, the Company shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonuses had qualified under the terms of the Plan.

For purposes of this Agreement, the term “Adjusted EBITDA”, as it applies to any particular year, means that amount for such year equal to the Company’s Earnings before Interest, Taxes, Depreciation, and Amortization, as determined by the Company and derived from the Company’s audited financial statements, subject to such modifications as are set forth in the Annual Adjusted EBITDA Performance Bonus Table for such year.

If the Executive’s employment is terminated prior to December 1 of any year (A) by the Company for any reason other than Cause, (B) by the Executive for Good Reason, (C) by the Company or the Executive due to the Executive’s Total Disability, or (D) by reason of the Executive’s death, any Annual Adjusted EBITDA Performance Bonus payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to (1) the amount of the Annual Adjusted EBITDA

Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year times (2) a fraction the numerator of which is the number of months elapsed during the year up to and including the month of termination of the Executive’s employment and the denominator of which is 12.”

2. As of the Second Amendment Effective Date, each reference to “Annual Adjusted IBIT Performance Bonus” throughout the Employment Agreement shall be deleted and replaced with the following: “Annual Adjusted EBITDA Performance Bonus” and each reference to “COO” shall be deleted and replaced with “CEO” and any references to “CEO and COO” shall be replaced with “CEO.”

3. The Employment Agreement, as amended by this Second Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Second Amendment are superseded by this Second Amendment.

4. Except as expressly amended hereby, all the terms, conditions, and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Second Amendment shall form a part of the Employment Agreement for all purposes.

5. This Second Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the same instrument.

6. The Company represents and warrants that it has the full power and authority to enter into this Second Amendment.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first written above.

LIFETIME BRANDS, INC.

By: /s/ Robert B. Kay
Name: Robert B. Kay
Title: CEO

EXECUTIVE

/s/ Laurence Winoker
Laurence Winoker

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